FOR IMMEDIATE RELEASE

MGP INGREDIENTS, INC. BOARD DECLARES DIVIDEND OF FIVE CENTS
ATCHISON, Kansas, March 5, 2014 - MGP Ingredients, Inc. (Nasdaq/MGPI) (the “Company”) today announced that the Board of Directors declared a dividend of 5 cents ($0.05) per share on the Company's common stock. The dividend is payable on April 9, 2014, to stockholders of record as of March 17, 2014.
"The board is pleased to authorize a dividend at this time as a reflection of MGP's strong balance sheet and our confidence in the Company's future," said Board Chairman Cloud L. “Bud” Cray, Jr. "It is our hope to increase dividends over time in proportion to earnings. Given the prospects for attractive returns in premium spirits, our first priority for available funds will be to reinvest in opportunities to support growth and strengthen our competitive advantage.”
About MGP Ingredients
MGP is a leading independent supplier of premium spirits, offering flavor innovations and custom distillery blends to the beverage alcohol industry. The Company also produces high quality food grade industrial alcohol and formulates grain-based starches and proteins into nutritional, as well as highly functional, innovations for the branded consumer packaged goods industry. The Company is headquartered in Atchison, Kansas, where it also has facilities for the production of distilled spirits and food ingredients. Distilled spirits are additionally produced at the Company’s facility in Lawrenceburg, Indiana. For more information, visit mgpingredients.com.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as “intend,” “plan,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may,” “will,” “could,” “encouraged,” “opportunities,” “potential” and/or the negatives of these terms or variations of them or similar terminology. They reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Investors should not place undue reliance upon forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility or Indiana Distillery, (ii) the availability and cost of grain and fluctuations in energy costs, (iii) the effectiveness of our hedging strategy, (iv) the competitive environment and related market conditions, (v) the ability to effectively pass raw material price increases on to customers, (vi) the viability of the Illinois Corn Processing, LLC (“ICP”) joint venture and its ability to obtain financing, (vii) our ability to maintain compliance with all applicable loan agreement covenants, (viii) our ability to realize operating efficiencies, (ix) actions of governments, (x) and consumer tastes and preferences. For further information on these and other risks and uncertainties that may affect our business, including risks specific to our Distillery and Ingredient segments, see Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2012, as updated by Item 1A. Risk Factors of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013.

For More Information
Investors & Analysts:
George Zagoudis, Investor Relations
913-360-5441 or george.zagoudis@mgpingredients.com
Media:
Shanae Randolph, Corporate Director of Communications
913-360-5442 or shanae.randolph@mgpingredients.com

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